Exhibit 99.1

For Immediate News Release

February 1, 2012

AVALONBAY COMMUNITIES, INC. ANNOUNCES

2011 OPERATING RESULTS, DIVIDEND INCREASE

AND INITIAL 2012 FINANCIAL OUTLOOK

(Arlington, VA) AvalonBay Communities, Inc. (NYSE: AVB) (the “Company”) reported today that Net Income Attributable to Common Stockholders (“Net Income”) for the quarter ended December 31, 2011 was $323,085,000. This resulted in Earnings per Share – diluted (“EPS”) of $3.38 for the quarter ended December 31, 2011, compared to EPS of $0.31 for the comparable period of 2010. For the year ended December 31, 2011, EPS was $4.87 compared to $2.07 for the year ended 2010.

The increases in EPS for the quarter and year ended December 31, 2011 over the prior year periods are due primarily to an increase in real estate sales and related gains in 2011 coupled with an increase in Net Operating Income (“NOI”) from communities. The full year per share increase is composed of the following:

Full Year EPS 2011 vs 2010

Per Share

Full Year 2010 EPS	$2.07

Gain on Sale of Assets (1)	2.45
Community Operating Results	0.98
Common shares outstanding and other	(0.39)
Depreciation expense	(0.24)

Full Year 2011 EPS	$4.87

(1) Includes recapture of cumulative straight-line lease expense charged in excess of cash payments for a land lease asset sold in Q4 2011, a per share impact of $1.35.

Funds from Operations attributable to common stockholders - diluted (“FFO”) per share for the quarter ended December 31, 2011 increased 17.8% to $1.19 from $1.01 for the comparable period of 2010. FFO per share for the year ended December 31, 2011 increased 14.3% to $4.57 from $4.00 for 2010. Adjusting for the non-routine items detailed in this release, FFO per share for the three months and full year ended December 31, 2011 would have increased by 25.7% and 16.6%, respectively over the prior year periods.

The following table provides a comparison of the Company’s actual results to the outlook provided in its third quarter 2011 earnings release in October 2011:

Fourth Quarter 2011 Results Comparison to October 2011 Outlook

Per Share

Projected FFO per share (1)	$1.21

Community NOI	0.04
Loss on extinguishment of debt (2)	(0.05)
Overhead and other	(0.01)

FFO 4Q 2011 Reported Results	$1.19

(1) Represents the mid-point of the Company’s October 2011 Outlook.

(2) Charges for certain debt prepayment costs discussed in our third quarter 2011 Earnings Release were not included in our October 2011 Outlook.

Commenting on the Company’s results, Tim Naughton, CEO and President, said “Fourth Quarter 2011 results cap a near-record year for FFO per share and NOI growth. We expect the strong fundamentals for rental housing will continue into 2012, supporting our outlook for 18% FFO per share growth and our 9% dividend increase for the upcoming year.”

Operating Results for the Quarter Ended December 31, 2011 Compared to the Prior Year Period

For the Company, including discontinued operations, total revenue increased by $23,513,000, or 10.1%, to $255,522,000. For Established Communities, rental revenue increased 6.2%, attributable to an increase in average rental rates of 5.8% and an increase in Economic Occupancy of 0.4%. Total revenue for Established Communities increased $10,170,000 to $176,859,000. Operating expenses for Established Communities decreased $1,033,000, or 1.8%, to $55,100,000. Accordingly, NOI for Established Communities increased by 10.1%, or $11,203,000, to $121,758,000.

Copyright © 2012 AvalonBay Communities, Inc. All Rights Reserved

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities from the fourth quarter of 2011 compared to the fourth quarter of 2010:

Q4 2011 Compared to Q4 2010

	Rental Revenue	Operating Expenses	NOI	% of NOI (1)

New England	6.4%	(3.6%)	12.2%	19.2%

Metro NY/NJ	4.8%	4.3%	4.5%	28.0%

Mid-Atlantic/Midwest	4.9%	0.1%	6.7%	15.0%

Pacific NW	8.0%	1.7%	11.3%	4.5%

No. California	10.0%	(4.7%)	17.4%	19.2%

So. California	5.4%	(12.8%)	15.8%	14.1%

Total	6.2%	(1.8%)	10.1%	100.0%

(1) Total represents each region’s % of total NOI from the Company, including discontinued operations.

Operating Results for the Year Ended December 31, 2011 Compared to the Prior Year

For the Company, including discontinued operations, total revenue increased by $89,852,000, or 10.0% to $989,377,000. For Established Communities, rental revenue increased 5.1%. Total revenue for Established Communities increased $33,045,000 to $691,537,000. Operating expenses for Established Communities decreased $3,145,000, or 1.4% to $222,975,000. Accordingly, NOI for Established Communities increased by $36,190,000, or 8.4%, to $468,562,000.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the year ended December 31, 2011 as compared to the year ended December 31, 2010:

Full Year 2011 Compared to Full Year 2010

	Rental Revenue	Operating Expenses	NOI	% of NOI (1)
New England	5.5%	(1.2%)	9.6%	19.3%
Metro NY/NJ	4.3%	(0.6%)	6.6%	28.3%
Mid-Atlantic/Midwest	4.7%	(0.5%)	6.9%	15.0%
Pacific NW	5.1%	2.4%	6.3%	4.5%
No. California	7.2%	(1.6%)	11.3%	19.4%
So. California	3.9%	(6.4%)	9.8%	13.5%

Total	5.1%	(1.4%)	8.4%	100.0%

(1) Total represents each region’s % of total NOI from the Company, including discontinued operations.

Development Activity

During the fourth quarter of 2011, the Company started construction of four communities: AVA H Street, located in Washington, DC, Avalon West Chelsea/AVA High Line, located in New York, NY, Avalon Natick, located in Natick, MA and Avalon Somerset, located in Somerset, NJ. These four communities will contain 1,644 apartment homes and will be developed for an estimated Total Capital Cost of $473,600,000.

During 2011, the Company started construction of 11 communities which will contain a total of 3,071 apartment homes for an expected aggregate Total Capital Cost of $892,500,000.

During 2011, the Company completed the construction of six communities containing 1,161 homes for a Total Capital Cost of $297,100,000. Savings from the original budgeted Total Capital Cost for these six communities totaled $12,100,000.

Redevelopment Activity

During the fourth quarter of 2011, the Company commenced the redevelopment of seven communities. Two of these communities will be redeveloped under our AVA brand, two communities will be redeveloped under our Eaves by Avalon brand, and the remaining three communities will maintain the current Avalon branding. These communities contain a total of 1,404 apartment homes and will be redeveloped for an estimated Total Capital Cost of $51,600,000, excluding costs incurred prior to redevelopment.

During 2011, the Company commenced the redevelopment of 11 communities. These 11 communities contain 2,522 apartment homes and will be redeveloped for an estimated Total Capital Cost of $85,600,000, excluding costs incurred prior to redevelopment.

During the fourth quarter of 2011, the Company completed the redevelopment of two communities, one redeveloped under the Company’s AVA brand and one redeveloped under the Company’s Eaves by Avalon brand. These communities contain 443 apartment homes and were redeveloped for $13,300,000, excluding costs incurred prior to redevelopment.

During 2011, the Company completed the redevelopment of seven communities containing 2,532 apartment homes for a Total Capital Cost of $67,500,000.

Land Activity

During the fourth quarter of 2011, the Company acquired four parcels of land for an aggregate purchase price of $76,739,000. Included in these purchases is the acquisition of an additional parcel under our outstanding land purchase commitment for a development right in New York for $22,989,000. The remaining three land parcels were acquired for the development of 919 apartment homes with an expected Total Capital Cost of approximately $232,389,000. The Company has started or anticipates starting construction on these three land parcels in 2012.

Disposition Activity

During the fourth quarter of 2011, the Company sold three communities: Avalon at Rock Spring, located in Bethesda, MD, Avalon at Cameron Court, located in Alexandria, VA, and Avalon at Stratford Green, located

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in Bloomingdale, IL. These communities, containing a total of 1,038 apartment homes, were sold for an aggregate price of $258,490,000. The dispositions resulted in an aggregate gain in accordance with GAAP of $273,415,000 and an Economic Gain of $137,393,000. As discussed earlier in this release, incorporated in the GAAP gain is the recapture of cumulative straight line rent expense charged in excess of actual cash payments totaling $122,416,000 for Avalon at Rock Spring, which was subject to a long-term ground lease.

Also during the fourth quarter of 2011, AvalonBay Value Added Fund, L.P. (“Fund I”), a private discretionary real estate investment vehicle in which the Company holds an equity interest of approximately 15%, sold Avalon Columbia, located in Columbia, MD. This community contains 170 apartment homes and was sold for $34,650,000. This disposition resulted in a gain in accordance with GAAP of $9,814,000 and an Economic Gain of $4,155,000. The Company’s share of the gain in accordance with GAAP was $1,319,000 and its share of the Economic Gain was approximately $462,000. In conjunction with the disposition, Fund I repaid a 5.48% fixed rate secured mortgage note in the amount of $22,275,000 in advance of its April 2013 scheduled maturity date.

In addition, in January 2012, Fund I sold Avalon Lakeside. Avalon Lakeside, located in Chicago, IL, contains 204 apartment homes and was sold for $20,500,000, resulting in a GAAP gain of $5,306,000 of which the Company’s share is $699,000.

The weighted average Initial Year Market Cap rate for wholly-owned communities not subject to joint venture ownership during the Company’s investment period, Avalon at Cameron Court and Avalon at Stratford Green, was 5.1%, and the Unleveraged IRR over a 13.4 year average holding period was 16.0%.

Acquisition Activity

During the fourth quarter of 2011, AvalonBay Value Added Fund II, L.P. (“Fund II”), a private, discretionary real estate investment vehicle in which the Company holds an equity interest of approximately 31%, acquired Highlands at Rancho San Diego, a garden style community consisting of 676 apartment names in San Diego, CA for a purchase price of $124,000,000. In conjunction with the acquisition, Fund II extinguished an outstanding mortgage note secured by the community, incurring a prepayment penalty, of which the Company’s proportionate share is approximately $950,000.

As of January 31, 2012, Fund II has invested $772,069,000. While the investment period for Fund II ended August 2011, in 2012 the Company expects Fund II to acquire an operating community, which was an active acquisition candidate at the end of the investment period.

Financing, Liquidity and Balance Sheet Statistics

At December 31, 2011, the Company had no amounts outstanding under its $750,000,000 unsecured credit facility.

At December 31, 2011, the Company had $690,329,000 in unrestricted cash and cash in escrow. The cash in escrow includes amounts available for development activity.

Unencumbered NOI as a percentage of total NOI generated by real estate assets for the year ended December 31, 2011 was 72%. Interest Coverage for the fourth quarter of 2011 was 4.0 times.

Debt Repayment Activity

In anticipation of the Avalon at Cameron Court disposition, the Company repaid a 4.95% fixed rate secured mortgage note in the amount of $94,572,000 in advance of its April 2013 scheduled maturity date. The Company incurred a charge of $3,880,000 for a prepayment penalty and the write-off of deferred financing costs which was recognized as loss on extinguishment of debt in the fourth quarter of 2011.

In October 2011, the Company repaid a 5.88% fixed rate secured mortgage note in the amount of $54,584,000 in advance of its January 2019 scheduled maturity. As part of this transaction the Company incurred a charge of $1,940,000 for a prepayment penalty and the write-off of deferred financing costs, which was recognized as loss on extinguishment of debt in the fourth quarter of 2011.

In January 2012, the Company repaid $179,400,000 principal amount of its 5.5% coupon unsecured notes pursuant to their scheduled maturity.

First Quarter 2012 Dividend Declaration

The Company’s Board of Directors declared a dividend for the first quarter of 2012 of $0.97 per share of the Company’s common stock (par value of $0.01 per share). The declared dividend is an 8.7% increase over the Company’s prior quarterly dividend of $0.8925 per share. The dividend is payable on April 16, 2012 to common stockholders of record as of March 30, 2012.

Based on the midpoint of the Projected FFO per share range provided later in this release, the new dividend rate results in an expected annual ratio of dividends per share to FFO per share of 72% for 2012.

In declaring the increased dividend, the Board of Directors evaluated the Company’s past performance and future prospects for earnings growth. Additional factors considered in determining the increase included current dividend distributions, the ratio of the current common dividend distribution to the Company’s FFO, the relationship of dividend distributions to taxable income, distribution requirements under rules governing real estate investment trusts, and expected growth in taxable income.

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2012 Financial Outlook

The following presents the Company’s financial outlook for 2012, the details of which are summarized in the full Earnings Release.

In setting operating expectations for 2012, management considers third party macroeconomic forecasts, local market conditions and performance at individual communities. Management expects continued, moderate economic growth for 2012. Positive annual rental revenue growth in our Established Communities is expected in all regions.

Projected EPS is expected to be within a range of $4.90 to $5.20 for the full year 2012.

The Company expects 2012 Projected FFO per share to be in the range of $5.25 to $5.55 representing an 18.2% increase over full year 2011 FFO per share of $4.57 at the midpoint of the range.

For the first quarter of 2012, the Company expects projected EPS within a range of $0.53 to $0.57. The Company expects Projected FFO per share in the first quarter of 2012 within a range of $1.20 to $1.24. This outlook includes the expected first quarter 2012 non-cash charge for unamortized deferred finance costs totaling $1,200,000 related to the repayment of a $48,500,000 variable rate secured note in advance of its November 2039 scheduled maturity date.

The Company’s 2012 financial outlook is based on a number of assumptions and estimates, which are provided in the full Earnings Release. The primary assumptions and estimates include the following:

Property Operations

•	The Company expects an increase in Established Communities’ revenue of 5.0% to 6.5%.

•	The Company expects an increase in Established Communities’ operating expenses of 2.5% to 3.5%.

•	The Company expects an increase in Established Communities’ NOI of 6.0% to 8.0%.

Development

•	The Company currently has 19 communities under development and anticipates starting between $1,000,000,000 and $1,200,000,000 of new development during 2012.

•	During 2012, the Company expects to disburse between $750,000,000 and $850,000,000 related to current and expected development communities and expected acquisitions of land for future development.

•	The Company expects to complete the development of nine communities during 2012 for an aggregate Total Capital Cost of approximately $590,000,000.

Redevelopment Activity

•	The Company currently has 13 communities under redevelopment and expects to invest between $100,000,000 and $150,000,000 in its redevelopment communities during 2012.

Acquisition & Disposition Activity

•

The Company expects to be active in both acquisition and disposition activity for its wholly owned portfolio in 2012. This activity pertains primarily to portfolio shaping and repositioning and the timing of the activity will likely impact its 2012 results. The Company anticipates disposing approximately $400,000,000 of operating communities with most transactions occurring in the first half of 2012. In addition, the Company expects to acquire approximately $500,000,000 in operating communities, primarily in the latter portion of 2012.

•	The Company expects Fund II to acquire an operating community for $63,000,000 in 2012, of which the Company’s indirect ownership interest is 31%.

•	In 2012 the Company expects Fund I to have between $150,000,000 and $250,000,000 in dispositions of which the Company’s indirect ownership interest is 15%.

Capital Markets

The Company expects to issue between $700,000,000 and $900,000,000 of new unsecured and secured debt, common stock or other forms of securities in 2012.

First Quarter 2012 Conference/Event Schedule

Management is schedule to present at Citi’s Global Property CEO Conference from March 12 – 14, 2012. Management may discuss the Company’s current operating environment; operating trends; development, redevelopment, disposition and acquisition activity; financial outlook; portfolio strategy and other business and financial matters affecting the Company. Details on how to access a webcast of the Company’s presentation will be available in advance of the conference event at the Company’s website at http://www.avalonbay.com/events.

Other Matters

The Company will hold a conference call on February 2, 2012 at 1:00 PM ET to review and answer questions about this release, its fourth quarter and full year 2011 results, the Attachments (found in the full Earnings Release) and related matters. To participate in the call, dial 877-510-2397 domestically and 763-416-6924 internationally.

To hear a replay of the call, which will be available from February 2, 2012 at 3:00 PM ET to February 9, 2012 at 11:59 PM ET, dial 855-859-2056 domestically

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and 404-537-3406 internationally, and use Access Code: 42025058. A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least 30 days following the call.

The Company produces Earnings Release Attachments (the “Attachments”) that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company’s website at http://www.avalonbay.com/earnings. To receive future press releases via e-mail, please submit a request through http://www.avalonbay.com/email.

About AvalonBay Communities, Inc.

As of December 31, 2011, the Company owned or held a direct or indirect ownership interest in 200 apartment communities containing 58,538 apartment homes in ten states and the District of Columbia, of which 19 communities were under construction and 13 communities were under reconstruction. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in high barrier-to-entry markets of the United States. More information may be found on the Company’s website at http://www.avalonbay.com. For additional information, please contact John Christie, Senior Director of Investor Relations and Research, at 703-317-4747 or Thomas J. Sargeant, Chief Financial Officer, at 703-317-4635.

Forward-Looking Statements

This release, including its Attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these forward-looking statements by the Company’s use of words such as “expects,” “plans,” “estimates,” “anticipates,” “projects,” “intends,” “believes,” “outlook” and similar expressions that do not relate to historical matters. Actual results may differ materially from those expressed or implied by the forward-looking statements as a result of risks and uncertainties, which include the following: we may abandon development or redevelopment opportunities for which we have already incurred costs; adverse capital and credit market conditions may affect our access to various sources of capital and/or cost of capital, which may affect our business activities, earnings and common stock price, among other things; changes in local employment conditions, demand for apartment homes, supply of competitive housing products, and other economic conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; delays in completing development, redevelopment and/or lease-up may result in increased financing and construction costs and may delay and/or reduce the profitability of a community; debt and/or equity financing for development, redevelopment or acquisitions of communities may not be available or may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; and increases in costs of materials, labor or other expenses may result in communities that we develop or redevelop failing to achieve expected profitability. Additional discussions of risks and uncertainties appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements” and in subsequent quarterly reports on Form 10-Q.

The Company does not undertake a duty to update forward-looking statements, including its expected first quarter and full year 2012 operating results. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

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Definitions and Reconciliations

Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined and further explained on Attachment 17, “Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.” Attachment 17 is included in the full earnings release available at the Company’s website at http://www.avalonbay.com/earnings. This wire distribution includes only definitions and reconciliations of the following non-GAAP financial measures:

FFO is determined based on a definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). FFO is calculated by the Company as Net income or loss attributable to common stockholders computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, extraordinary gains or losses (as defined by GAAP), cumulative effect of a change in accounting principle, impairment write-downs of depreciable real estate assets, write-downs of investments in affiliates which are driven by a decrease in the value of depreciable real estate assets held by the affiliate and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures. Management generally considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies. A reconciliation of FFO to Net income attributable to common stockholders is as follows (dollars in thousands):

	Q4	Q4	Full Year	Full Year

	2011	2010	2011	2010

Net income attributable to common stockholders	$323,085	$27,030	$441,622	$175,331
Depreciation - real estate assets, including discontinued operations and joint venture adjustments	65,053	61,642	256,986	237,041
Distributions to noncontrolling interests, including discontinued operations	7	14	27	55
Gain on sale of unconsolidated entities holding previously depreciated real estate assets	(1,319)	--	(3,063)	--
Gain on sale of previously depreciated real estate assets (1)	(273,415)	(1,854)	(281,090)	(74,074)

FFO attributable to common stockholders	$113,411	$86,832	$414,482	$338,353

Average shares outstanding - diluted	95,509,173	86,102,732	90,777,462	84,632,869

Earnings per share - diluted	$3.38	$0.31	$4.87	$2.07

FFO per common share - diluted	$1.19	$1.01	$4.57	$4.00

(1) Amounts for fourth quarter and full year 2011 include $136,242 from the sale of Avalon at Rock Spring.

The Company’s results for the quarter and year ended December 31, 2011 and the comparable prior year periods include the non-routine items outlined in the following table:

Non-Routine Items Decrease (Increase) in Net Income and FFO (dollars in thousands)

	Full Year 2010	Full Year 2011	Q4 2010	Q4 2011

Land impairments	$-	$14,052	$-	$-
Gain on sale of land	-	(13,716)	-	-
Interest income on escrow	-	(2,478)	-	-
Severance and related costs	(1,550)	100	-	500
Legal settlement proceeds, net	(927)	-	-	-
Severe weather costs	672	-	-	-
Excise tax	(205)	-	(235)	-
Acquisition costs	-	1,010	-	-
Investment Management Fund transaction costs, net (1)	811	1,493	175	1,088
Loss on extinguishment of debt (2)	-	5,820	-	5,820

Total non-routine items	$(1,199)	$6,281	$(60)	$7,408

Weighted Average Dilutive
Shares Outstanding	84,632,869	90,777,462	86,102,732	95,509,173

(1) Represents the Company’s proportionate share of Fund II transaction costs.

(2) The Company’s October 2011 Outlook included $1,092 of this amount for the prepayment penalty of a secured note.

Projected FFO, as provided within this release in the Company’s outlook, is calculated on a basis consistent with historical FFO, and is therefore considered to be an appropriate supplemental measure to projected Net Income from projected operating performance. A reconciliation of the range provided for Projected FFO per share (diluted) for the first quarter and full year 2012 to the range provided for projected EPS (diluted) is as follows:

	Low Range	High Range

Projected EPS (diluted) - Q1 2012	$ 0.53	$ 0.57
Projected depreciation (real estate related)	0.68	0.68
Projected Other Income	(0.01)	(0.01)

Projected FFO per share (diluted) - Q1 2012	$ 1.20	$1.24

Projected EPS (diluted) - Full Year 2012	$4.90	$5.20
Projected depreciation (real estate related)	2.62	2.92
Projected gain on sale of operating communities	(2.27)	(2.57)

Projected FFO per share (diluted) - Full Year 2012	$ 5.25	$ 5.55

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excludes corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, investments and investment management expenses, expensed development and other pursuit costs, net interest expense, gain (loss) on extinguishment of debt, general and administrative expense, joint venture income (loss), depreciation expense, impairment loss on land holdings, gain on sale of real estate assets and income from discontinued operations. The Company considers NOI to be an appropriate supplemental measure to Net Income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of corporate-level property management overhead or general and administrative costs. This is more reflective of the operating performance of a community, and allows for an easier comparison of the operating performance of single assets or groups of assets. In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

A reconciliation of NOI (from continuing operations) to Net Income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

	Q4 2011	Q4 2010	Q3 2011	Q2 2011	Q1 2011	Full Year 2011	Full Year 2010

Net income	$ 322,965	$ 26,668	$ 44,677	$ 43,192	$ 30,537	$ 441,370	$ 174,079

Indirect operating expenses, net of corporate income	8,087	7,978	7,734	7,701	7,027	30,550	30,246

Investments and investment management expense	1,266	712	1,328	1,341	1,191	5,126	3,824

Expensed development and other pursuit costs	330	1,057	633	1,353	651	2,967	2,741

Interest expense, net	37,718	45,724	42,742	44,643	43,072	168,179	170,349

(Gain) loss on extinguishment of debt, net	1,940	--	--	--	--	1,940	--

General and administrative expense	7,847	6,870	6,087	8,145	7,292	29,371	26,846

Joint venture loss (income)	(1,607)	(397)	(2,615)	(395)	(503)	(5,120)	(762)

Depreciation expense	63,008	59,439	61,791	61,740	60,126	246,666	227,878

Gain on sale of real estate assets	(273,415)	(1,854)	(13,716)	(7,675)	--	(294,806)	(74,074)

Impairment loss	--	--	14,052	--	--	14,052	--

(Income) loss from discontinued operations	2,260	1,388	1,032	1,096	1,277	5,658	3,768

NOI from continuing operations	$ 170,399	$ 147,585	$ 163,745	$ 161,141	$ 150,670	$ 645,953	$ 564,895

Established:

New England	$ 29,000	$ 25,839	$ 27,560	$ 27,006	$ 25,482	$ 109,048	$ 99,539

Metro NY/NJ	33,186	31,745	33,707	33,153	31,559	131,605	123,473

Mid-Atlantic/Midwest	20,783	19,474	19,580	19,902	19,234	79,498	74,355

Pacific NW	6,450	5,796	6,120	6,349	6,140	25,059	23,564

No. California	18,995	16,179	18,399	18,182	17,386	72,962	65,558

So. California	13,344	11,522	12,699	12,393	11,955	50,391	45,887

Total Established	121,758	110,555	118,065	116,985	111,756	468,563	432,376

Other Stabilized	24,343	19,828	23,309	22,274	20,025	89,949	68,369

Development/Redevelopment	24,298	17,202	22,371	21,882	18,889	87,441	64,150

NOI from continuing operations	$ 170,399	$ 147,585	$ 163,745	$ 161,141	$ 150,670	$ 645,953	$ 564,895

NOI as reported by the Company does not include the operating results from discontinued operations (i.e., assets sold during the period January 1, 2010 through December 31, 2011 or classified as held for sale at December 31, 2011). A reconciliation of NOI from communities sold or classified as discontinued operations to Net Income for these communities is as follows (dollars in thousands):

	Q4	Q4	Full Year	Full Year
	2011	2010	2011	2010

Income (Loss) from discontinued operations	$(2,260)	$(1,388)	$(5,658)	$(3,768)
Interest expense, net	808	1,224	4,443	4,860
Loss on extinguishment of debt	3,880	--	3,880	--
Depreciation expense	306	1,175	3,603	5,064

NOI from discontinued operations	$2,734	$1,011	$6,268	$6,156

NOI from assets sold	2,734	1,011	6,268	6,156
NOI from assets held for sale	--	--	--	--

NOI from discontinued operations	$2,734	$1,011	$6,268	$6,156

Projected NOI, as used within this release for certain development communities and in calculating the Initial Year Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses. For development communities, Projected NOI is calculated based on the first twelve months of stabilized operations, following the completion of construction. In calculating the Initial Year Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation. Projected stabilized rental revenue represents management’s estimate of projected gross potential minus projected stabilized economic vacancy and adjusted for projected stabilized concessions plus projected stabilized other rental revenue. Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs. Projected gross potential for development communities and dispositions is based on leased rents for occupied homes and management’s best estimate of rental levels for homes which are currently unleased, as well as those homes which will become available for lease during the twelve month forward period used to develop Projected NOI. The weighted average Projected NOI as a percentage of Total Capital Cost is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.

Management believes that Projected NOI of the development communities, on an aggregated weighted average basis, assists investors in understanding management’s estimate of the likely impact on operations of the development communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense). However, in this release the Company has not given a projection of NOI on a company-wide basis. Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development is complex, impractical to develop, and may not be meaningful. Projected NOI of these communities is not a projection of the Company’s overall financial performance or cash flow. There can be no assurance that the communities under development or redevelopment will achieve the Projected NOI as described in this release.

Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions on GAAP-based rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, rental revenue (with concessions on a cash basis) allows an investor to understand the historical trend in cash concessions.

A reconciliation of rental revenue from Established Communities in conformity with GAAP to rental revenue (with concessions on a cash basis) is as follows (dollars in thousands):

	Q4 2011	Q4 2010	Full Year 2011	Full Year 2010

Rental revenue (GAAP basis)	$ 176,787	$ 166,458	$ 691,170	$ 657,835
Concessions amortized	144	704	1,385	5,355
Concessions granted	(102)	(399)	(516)	(2,850)

Rental revenue (with concessions on a cash basis)	$ 176,829	$ 166,763	$ 692,039	$ 660,340

% change -- GAAP revenue	6.2%		5.1%

% change -- cash revenue	6.0%		4.8%

Economic Gain (Loss) is calculated by the Company as the gain (loss) on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other non-cash adjustments that may be required under GAAP accounting. Management generally considers Economic Gain (Loss) to be an appropriate supplemental measure to gain (loss) on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community. The Economic Gain (Loss) for each of the communities presented is estimated based on their respective final settlement statements. A reconciliation of Economic Gain (Loss) to gain on sale in accordance with GAAP for the quarter ended December 31, 2011 as well as prior years’ activities is presented on Attachment 14.

Interest Coverage is calculated by the Company as EBITDA from continuing operations, excluding land gains and gain on the sale of investments in real estate joint ventures, divided by the sum of interest expense, net, and preferred dividends. Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies. EBITDA is defined by the Company as net income or loss attributable to the Company before interest income and expense, income taxes, depreciation and amortization.

A reconciliation of EBITDA and a calculation of Interest Coverage for the fourth quarter of 2011 are as follows (dollars in thousands):

Net income attributable to common stockholders	$ 323,085
Interest expense, net	37,718

Interest expense (discontinued operations)	808

Depreciation expense	63,008
Depreciation expense (discontinued operations)	306

EBITDA	$ 424,925

EBITDA from continuing operations	$ 152,656
EBITDA from discontinued operations	272,269

EBITDA	$ 424,925

EBITDA from continuing operations	$ 152,656

Interest expense, net	$ 37,718

Interest coverage	4.0

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective development or redevelopment community, or development right, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, all as determined in accordance with GAAP. For redevelopment communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated. With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management. Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount. For joint ventures not in construction, Total Capital Cost is equal to gross real estate cost.

Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $200 - $300 per apartment home, divided by the gross sales price for the community. Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation, amortization and extraordinary items. For this purpose, management’s projection of operating expenses for the community includes a management fee of 3.0% - 3.5%. The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for a property. Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels. The weighted average Initial Year Market Cap Rate is weighted based on the gross sales price of each community.

Unleveraged IRR on sold communities refers to the internal rate of return calculated by the Company considering the timing and amounts of (i) total revenue during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the communities at the time of sale and (iv) total direct operating expenses during the period owned by the Company. Each of the items (i), (ii), (iii) and (iv) are calculated in accordance with GAAP.

The calculation of Unleveraged IRR does not include an adjustment for the Company’s general and administrative expense, interest expense, or corporate-level property management and other indirect operating expenses. Therefore, Unleveraged IRR is not a substitute for Net Income as a measure of our performance. Management believes that the Unleveraged IRR achieved during the period a community is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development or redevelopment, management and sale of a community, before the impact of indirect expenses and Company overhead. The Unleveraged IRR achieved on the communities as cited in this release should not be viewed as an indication of the gross value created with respect to other communities owned by the Company, and the Company does not represent that it will achieve similar Unleveraged IRRs upon the disposition of other communities. The weighted average Unleveraged IRR for sold communities is weighted based on all cash flows over the holding period for each respective community, including net sales proceeds.

Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by either outstanding secured debt or land leases (excluding land leases with purchase options that were put in place for governmental incentives or tax abatements) as a percentage of total NOI generated by real estate assets. The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company. Therefore, when reviewed together with the Company's Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the full year ended December 31, 2011 is as follows (dollars in thousands):

NOI for Established Communities	$468,563
NOI for Other Stabilized Communities	89,949
NOI for Development/Redevelopment Communities	87,441
NOI for discontinued operations	6,268

Total NOI generated by real estate assets	652,221
NOI on encumbered assets	183,849

NOI on unencumbered assets	468,372

Unencumbered NOI	72%

Established Communities are identified by the Company as communities where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had stabilized operations, as of the beginning of the prior year. Therefore, for 2011, Established Communities are consolidated communities that have stabilized operations as of January 1, 2010 and are not conducting or planning to conduct substantial redevelopment activities within the current year. Established Communities do not include communities that are currently held for sale or planned for disposition during the current year.

Economic Occupancy is defined as total possible revenue less vacancy loss as a percentage of total possible revenue. Total possible revenue is determined by valuing occupied units at contract rates and vacant units at market rents. Vacancy loss is determined by valuing vacant units at current Market Rents. By measuring vacant apartments at their market rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.